National Research Council Canada Industrial Research Assistance Program	Conseil national de recherches Canada Programme d'aide à la recherche industrielle	NRC-CNRC

Amendment No. 5

May 2, 2001

Richard A. MacDonald, President

Navitrak International Corporation

1660 Hollis St., Suite 904

Halifax, Nova Scotia

B3J lV7

Dear Mr. MacDonald:

Subject:	Contribution Agreement No. 376225 PA

The above-referenced Contribution Agreement is hereby amended as follows:

a)	Under Article 2. of the Cover Page, delete in its entirety and replace with:

The NRC agrees to contribute up to a maximum of $243,700. for costs incurred in the direct performance of the work undertaken by the Firm as described in the attached Statement of Work (SW) (hereafter referred to as "the Work") and in accordance with the Basis of Payment (BP) and Conditions of Contribution (CC).

b)	Under Article 1.0 of the Basis of Payment and Repayment - Terms of Payment, delete Section 1.1 in its entirety and replace with:

NRC agrees to reimburse the Firm thirty-three percent (33.0%) of their total allowable costs incurred in the direct performance of the Work up to a maximum of $243,700. Allowable costs under this agreement are: salaries (excluding employer contributions to statutory benefit programs and any applicable payroll taxes), service contracts, material and supplies, consumed value of capital items actually and reasonably incurred in the performance of the work described in the statement of work. Overheads and other indirect expenses, not to exceed the amount specified in the Statement of Work, are also allowance costs in this Agreement.

Note:	Overhead costs exceeding 65% of the salary costs directly incurred by the Firm in the performance of the Work will not be considered by NRC as costs of the Work without its prior written consent.
Note:	NRC's maximum contribution will be the lesser of 33.0% of the total costs incurred in the performance of the Work or $243,700.
c)	Under Article 2.0 of the Basis of Payment and Repayment - Sources of Funding for the Work, delete Section 2.1 in its entirety and replace with:

1411 Oxford Street Halifax, Nova Scotia B3H 3Z1 (902) 426-3138 Docufax: (902) 426-1624	1411, rue Oxford Halifax (Nouvelle-Écosse) B3H 3Z1	Canada

The Firm agrees that the following table fairly represents the anticipated sources of funds for the Work.

Sources	Amount	Percent
This Contribution	$243,700.	33.0%
Tax Credits	$0.	0.0%
Other Government Assistance	$0.	0.0%
Firm's Internal Resources	$350,949.	47.5%
Other Private Sector Funding	$143,901.	19.5%
Total Cost of the Work	$738,550.	100.0%
d)	Under Article 3.0 of the Basis of Payment - Summary of NRC's Support by Fiscal Year, delete in its entirety and replace with:

The following table summarizes the maximum contribution to be made by NRC in each given NRC fiscal year (April 1 to March 31).

Fiscal Year 1999/2000 (04 January 2000 to 31 March 2000)	Up to:	$44,657.
Fiscal Year 2000/2001 (01 April 2000 to 31 March 2001)	Up to:	$148,107.
Fiscal Year 2001/2002 (01 April 2001 to 31 August 2001)	Up to:	$50,936.

Claims for payment, in accordance with clause 1.1, for project costs incurred in a given fiscal year must be submitted by April 10 of the following fiscal year. The maximum amount per fiscal year cannot be exceeded without prior written approval of NRC.

No unclaimed portion of these maximum annual amounts will be added to subsequent fiscal year limits without the express written consent of NRC.

e)	Under Article 5.0 of the Basis of Payment and Repayment - Repment, delete Section 5.1 in its entirety and replace with:

Beginning on 2nd day of January 2002 and at the beginning of every quarter thereafter up to and including 1st day of April 2007 the Firm shall repay to NRC:

Two [2.0%] percent of the Firm's gross revenues for the quarter preceding the repayment. Gross revenues are defined as all revenues, receipts, monies and other considerations of whatever nature earned or received by the Firm, whether in cash, or by way of benefit, advantage, or concession, without deductions of any nature, net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis.

If by the 1st day of April 2007, the total amount repaid to NRC is less than the NRC contribution to the Firm, the Firm will continue to make repayments to NRC under the same terms until the earlier of the full repayment of the NRC contribution or ten years after the start of the repayment period. If at any time during the life of this Agreement, the total amount repaid to NRC pursuant to this article equals or exceeds $365,550., the Firm shall cease to have any further obligation to make repayments to NRC pursuant to this article.

All other terms and conditions remain unchanged.

The amended version of the Contribution Agreement is in effect starting April 11, 2001.

Please have a duly authorized officer of your Firm sign both copies of this amendment and return one copy to:

National Research Council - IRAP

1411 Oxford Street

Halifax, Nova Scotia

B3H 3Zl

This amendment shall become null and void if not signed and returned to NRC within thirty days of the date of this letter.

National Research Council Canada

/s/ David P. Healey	10-5-01
David Healey	Date
Regional Director, Maritimes

Navitrak International Corporation

/s/ R. MacDonald	May 11, 2001
Richard A. MacDonald	Date
President